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                                                                    EXHIBIT 99.3

                                OFFER TO EXCHANGE
                8 1/2% SENIOR SUBORDINATED NOTES DUE 2011, WHICH
                 HAVE BEEN REGISTERED UNDER THE SECURITIES ACT,
                                 FOR OUTSTANDING
                    8 1/2% SENIOR SUBORDINATED NOTES DUE 2011
                                       OF
                            ALLIANT TECHSYSTEMS INC.
                      FULLY AND UNCONDITIONALLY GUARANTEED
                     BY CERTAIN OF ITS DOMESTIC SUBSIDIARIES

      To The Depository Trust Company participants:

      We are enclosing herewith the materials listed below relating to the offer by Alliant Techsystems Inc. (the "Company") to exchange up to $400,000,000 aggregate principal amount of its 8 1/2% Senior Subordinated Notes Due 2011, pursuant to an offering registered under the Securities Act of 1933, as amended (the "Securities Act"), for a like principal amount of its issued and outstanding 8 1/2% Senior Subordinated Notes Due 2011, upon the terms and subject to the conditions set forth in the prospectus dated , 2001 of the Company, and the related letter of transmittal, in each case as amended or supplemented from time to time (which together constitute the "Exchange Offer").

      Enclosed herewith are copies of the following documents:

      1. Prospectus dated                 , 2001;

      2. Letter of transmittal;

      3. Notice of guaranteed delivery;

      4. Instruction to book-entry transfer participant from owner; and

      5. Letter which may be sent to your clients for whose account you hold outstanding notes in your name or in the name of your nominee, to accompany the instruction form referred to above, for obtaining such client's instruction with regard to the Exchange Offer.

      We urge you to contact your clients promptly. Please note that the offer
will expire at 5:00 p.m., New York City time, on        , 2001, unless extended.

      The Exchange Offer is not conditioned upon any minimum number of outstanding notes being tendered.

      To participate in the Exchange Offer, a beneficial holder of outstanding notes must cause a DTC participant to tender such holder's outstanding notes to BNY Midwest Trust Company's account, as exchange agent, maintained at The Depository Trust Company ("DTC") for the benefit of the exchange agent through DTC's Automated Tender Offer Program ("ATOP"), including transmission of a computer-generated message that acknowledges and agrees, on behalf of the DTC participant and the beneficial owners of tendered outstanding notes, to be bound by the terms of the letter of transmittal. By complying with DTC's ATOP

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procedures with respect the Exchange Offer, the DTC participant confirms, on behalf of itself and the beneficial owners of tendered outstanding notes, all provisions of the letter of transmittal applicable to it and such beneficial owners as fully as if it completed, executed and returned the letter of transmittal to the exchange agent.

      Pursuant to the letter of transmittal, each holder of outstanding notes will represent to the Company that (i) it is not an affiliate of the Company or its subsidiaries or, if the holder is an affiliate of the Company or its subsidiaries, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable, (ii) the exchange notes are being acquired in the ordinary course of business of the person receiving such exchange notes, whether or not such person is the holder, (iii) the holder has not entered into an arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of the outstanding notes or the exchange notes, and (iv) the holder is not a broker-dealer who purchased the outstanding notes directly from us for resale pursuant to Rule 144A or any other available exemption under the Securities Act. If the tendering holder is a broker-dealer that will receive exchange notes for its own account pursuant to the Exchange Offer, you will represent on behalf of such broker-dealer that the outstanding notes to be exchanged for the exchange notes were acquired by it as a result of market-making activities or other trading activities, and acknowledge on behalf of such broker-dealer that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes. By acknowledging that it will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of such exchange notes, such broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.

      The enclosed instruction to the book-entry transfer participant from owner contains an authorization by the beneficial owners of the outstanding notes for you to make the foregoing representations.

      We will not pay any fee or commission to any broker or dealer or to any other persons (other than the exchange agent) in connection with the solicitation of tenders of outstanding notes pursuant to the Exchange Offer. We will pay or cause to be paid any transfer taxes payable on the transfer of outstanding notes to it, except as otherwise provided in Instruction 7 of the enclosed letter of transmittal.


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      Additional copies of the enclosed material may be obtained from The Bank of New York, Reorganization Unit, 101 Barclay Street - 7E, New York, NY 10286,
Attn: Mr. Kin Lau, (212) 815-3750.

                                          Very truly yours,



                                          ALLIANT TECHSYSTEMS INC.


      NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU THE AGENT OF ALLIANT TECHSYSTEMS INC., THE SUBSIDIARY GUARANT0RS OR BNY MIDWEST TRUST COMPANY, OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.